Exhibits 5.1 and 23.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 450 5800 fax

March 22, 2013

CNOOC Limited
65th Floor, Bank of China Tower
One Garden Road, Central
Hong Kong

Ladies and Gentlemen:

CNOOC Limited, a corporation organized under the laws of the Hong Kong Special Administrative Region of the People's Republic of China (the “Company”) has filed with the Securities and Exchange Commission a Registration Statement on Form F-3 (File No. 333-187114) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) guarantees (the “Guarantees”) by the Company of notes issued to date under the indenture dated as of May 4, 2007 (the “2007 Base Indenture”), between the Issuer and Deutsche Bank Trust Company Americas, as trustee (the “2007 Indenture Trustee”), as amended and supplemented by the First Supplemental Indenture dated as of May 4, 2007 (the “First 2007 Supplemental Indenture”), the Second Supplemental Indenture dated as of July 30, 2009 (the “Second 2007 Supplemental Indenture”) and the Third Supplemental Indenture dated as of February 24, 2013 (the “Third 2007 Supplemental Indenture” and, together with the First 2007 Supplemental Indenture, the Second 2007 Supplemental Indenture and the 2007 Base Indenture, the “2007 Indenture”).  The Guarantees were issued pursuant to a supplement to the 2007 Indenture dated March 22, 2013 (the “Fourth 2007 Supplemental Indenture”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all

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statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.
Assuming that the Fourth 2007 Supplemental Indenture has been duly authorized, executed and delivered by the Company insofar as Hong Kong law is concerned, the Fourth 2007 Supplemental Indenture has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery of the Fourth 2007 Supplemental Indenture by the 2007 Indenture Trustee and that each of the 2007 Indenture Trustee, the Issuer and the Company has full power, authority and legal right to enter into and perform its obligations thereunder, the Fourth 2007 Supplemental Indenture constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.
Assuming that the Guarantees have been duly authorized, executed and delivered by the Company insofar as Hong Kong law is concerned, the Guarantees constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of the Guarantees, (i) the Company is validly existing as a corporation in good standing under the laws of the Hong Kong Special Administrative Region of the People's Republic of China; and (ii) the 2007 Supplemental Indenture and the Guarantees are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company).  We have also assumed that the execution, delivery and performance by the Company of the Guarantees (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Company, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any public policy, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. With respect to all matters of the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, you have received, and we understand you are relying upon, the opinion of Davis Polk & Wardwell, Hong Kong Solicitors, filed as an exhibit to a report on Form 6-K and incorporated by reference into the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this

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consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP